Exhibit 10.1
PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda

February 26, 2006
Mr. Gregory E. A. Morrison
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda
Dear Gregory:
     I am writing this letter (this “Letter Agreement”) to amend and restate the letter agreement between you and Platinum Underwriters Holdings, Ltd., an exempted company incorporated in Bermuda (“Platinum”), dated June 20, 2003, as amended January 7, 2004 and October 27, 2005 (the “Prior Agreement”), and to specify the terms and conditions of your employment with Platinum commencing on the date hereof (the “Effective Date”) through May 14, 2006 (the “Termination Date”) and the terms and conditions that will continue to apply to you thereafter.
1. Term of Employment.
     Your employment hereunder will commence on the Effective Date. Subject to termination as provided in Section 10 hereof, your employment by the Company shall end on the Termination Date. Such employment period through the Termination Date or the date of any earlier termination pursuant to Section 10 hereof shall hereinafter be referred to as the “Term.”
2. Title and Duties.
     (a) During the Term, you will be employed by Platinum as Vice Chairman and you will have such duties and responsibilities and power and authority as are assigned to you by the Chairman of the Board.
     (b) You will continue to serve as a member of the board of directors of Platinum (the “Board”) until the 2006 annual general meeting of shareholders unless the Board requests your resignation on a date prior thereto. You agree that you will not seek re-nomination or re-election to the Board at the 2006 annual general meeting of shareholders or thereafter.
3. Salary.
     During the Term, Platinum will pay you a salary (the “Salary”) at an annual rate of US$700,000, payable in cash in accordance with Platinum’s payroll practices as in effect from time to time. You will not be entitled to any additional compensation or fees for your services as a member of the Board or as an employee of Platinum.
4. Bonus, Executive Incentive Plan Awards and Options.
     (a) You acknowledge that you will not be eligible to receive any bonus in respect of the year ended December 31, 2005 or any period following December 31, 2005.
     (b) Pursuant to the terms of the Company’s Executive Incentive Plan, all awards granted to you thereunder are hereby forfeited, cancelled and of no further force and effect.
     (c) All options granted to you under the Company’s 2002 Share Incentive Plan that are unvested as of the Termination Date or as of the date of any earlier termination of your employment for any reason shall, in accordance with the terms of such options, be forfeited, cancelled and of no further force and effect as of such date.
5. Share Ownership.
     Effective as of Effective Date, you shall no longer be subject to the share ownership guidelines applicable to senior executives of Platinum.
6. Employee Benefits.
     During the Term, you and your eligible dependents will receive benefits substantially similar to the employee benefit plans that are generally available to senior executives of Platinum, subject to the terms and conditions of such plans. The Board reserves the right to amend or terminate any employee benefit plan at any time, and to adopt any new plan.
7. Housing and Car Allowance.
     During the Term, you will continue to receive a housing allowance at a monthly rate of US $25,000, and a car allowance at a monthly rate of US$900, prorated in each case for any partial months of the Term. You acknowledge that you will not be entitled to receive any housing allowance or car allowance thereafter.

8. Perquisites.
    During the Term, Platinum will reimburse you for reasonable dues and fees for a golf and a health club membership.
9. Business Expenses.
     During the Term, Platinum shall reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Platinum’s policy for senior executives as in effect from time to time.
10. Termination of Employment/Termination Payments.
     (a) Termination Payment. Promptly following the effectiveness of the release of claims to be executed by you pursuant to Section 11 hereof, you will be paid US$800,000 in cash, subject to any applicable withholding as required by law (the “Termination Payment”), provided that you are employed by Platinum through the Termination Date. You hereby acknowledge that you will not be entitled to the “2006 Payment” as defined in the Prior Agreement.
     (b) Termination for Good Reason or Without Cause. If you terminate your employment during the Term for “Good Reason” (as defined below) or if your employment is terminated during the Term by Platinum without “Cause” (as defined below), you will receive the Termination Payment promptly following the effectiveness of the release of claims to be executed by you pursuant to Section 11 hereof. You will also be paid any earned but unpaid Salary or other amounts (including reimbursement of expenses and any vested amounts or benefits under Platinum’s employee benefit plans or programs) accrued or owing through the effective date of such termination.
     (c) Termination Other than for Good Reason. If you terminate your employment during the Term other than for Good Reason, you will not receive the Termination Payment and you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive amounts (including reimbursable expenses and any vested amounts or benefits under Platinum’s employee benefit plans or programs) accrued or owing prior to the effective date of such termination.
     (d) Termination for Cause. If your employment is terminated by Platinum during the Term for Cause, you will not receive the Termination Payment and you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive amounts (including reimbursable expenses and any vested amounts or benefits under Platinum’s employee benefit plans or programs) accrued or owing prior to the effective date of such termination.
     (e) Death. Upon the termination of your employment during the Term on account of your death, you or your beneficiaries will receive no further payments under this Letter Agreement other than (i) any unpaid Salary through the effective date of such termination, (ii) all other unpaid amounts (including reimbursable expenses and any vested amounts or benefits under Platinum’s employee benefit plans or programs) accrued or owing prior to the effective date of such termination, and (iii) the Termination Payment.
     (f) Definitions.
(i)	Cause. For purposes of this Letter Agreement, “Cause” means (i) your willful and continued failure to substantially perform your duties hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with Platinum or its subsidiaries, or other willful act that materially damages the reputation of Platinum or its subsidiaries; provided, however, no such act, omission or event shall be treated as “Cause” under this Letter Agreement unless you have been provided a detailed, written statement of the basis for Platinum’s belief that such act, omission or event constitutes “Cause” and have had at least a thirty (30) day period to take corrective action. For purposes of this Section, no act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the action was in the best interests of Platinum.

(ii)	Good Reason. For purposes of this Letter Agreement, “Good Reason” means (i) Platinum reduces your Salary without your express written consent; (ii) Platinum requires you to report to anyone other than the Chairman or the Board; (iii) Platinum requires you to be principally based other than in Platinum’s offices in Bermuda; and (iv) Platinum breaches any other material provision of this Letter Agreement; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to Platinum in writing, then such reduction or change shall not constitute “Good Reason” hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction or change described above.
11. Release.
     You agree to execute a general release of claims against Platinum and its affiliates substantially in the form of Exhibit A hereto on the Termination Date or the date of any earlier termination pursuant to Section 10(b) hereof. You acknowledge that your failure to execute such release will result in the forfeiture of your right to any further payments or benefits under this Letter Agreement including, without limitation, the Termination Payment.

12. Covenants.
     In exchange for the remuneration outlined above, in addition to providing service to Platinum as set forth in this Letter Agreement, you agree to the following covenants:
     (a) Confidentiality. During the period of your employment and following any termination of your employment for any reason, you will keep confidential any trade secrets and confidential or proprietary information of Platinum (and its subsidiaries and affiliates) which are now known to you or which hereafter may become known to you as a result of your employment or association with Platinum and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of Platinum (or its subsidiaries or affiliates) during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to Platinum (or its subsidiaries or affiliates) which has a significant business purpose and is not known or generally available from sources outside Platinum (or its subsidiaries or affiliates) or typical of industry practice, but shall not include any of such information (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to Platinum (or its subsidiaries or affiliates), as appropriate, to enable Platinum (or its subsidiaries or affiliates), as appropriate, to seek an appropriate protective order or confidential treatment.
     (b) Non-Competition. You further covenant that during the period of your employment with Platinum and during the twelve month period following termination of your employment for any reason, you will not, without the express written approval of Platinum, anywhere where Platinum (or its subsidiaries of affiliates) has engaged in business during the term of your employment with Platinum, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest, be employed by, or own, manage, operate or control any entity which is primarily engaged in the reinsurance business; provided, however, that, subject to the last sentence of this Section 12(b), (i) you may have an interest in up to 2% of the capital stock of a corporation whose capital stock is traded publicly; (ii) for the period beginning on March 6, 2006 and ending on the Termination Date, you may provide the following specified services on a consulting basis only directly to a company or companies approved by Platinum in writing prior to your providing any such services (each, an “Approved Company”): (A) advice regarding an Approved Company’s compensation policies and the administration thereof, (B) advice regarding an Approved Company’s presentations to rating agencies, and (C) advice regarding an Approved Company’s business plans, it being understood that the services specified in clauses (A) through (C) above may include visits to an Approved Company’s offices; and (iii) commencing on the day after the Termination Date, you may serve as Chief Executive Officer or Executive Chairman of an Approved Company. The foregoing proviso shall not limit the application of Sections 12(a) and 12(c) hereof, which shall continue to apply in accordance with their terms. Clauses (ii) and (iii) above shall be revoked and have no force and effect in the event that you terminate your employment during the Term other than for Good Reason or your employment is terminated by Platinum during the Term for Cause.
     (c) Non-Solicitation. You further covenant that during the period of your employment with Platinum and during the twelve month period following termination of your employment for any reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, including without limitation an Approved Company, any senior executive of Platinum (or its subsidiaries or affiliates) on the Effective Date or at the time of termination of your employment with Platinum (defined for such purposes to include the Chief Executive Officer and executives that report directly to the Chief Executive Officer or that report directly to such executives that report directly to the Chief Executive Officer).
     (d) Enforcement.
(i)	You acknowledge that if you breach any provision of this Section 12, Platinum (or its subsidiaries or affiliates) will suffer irreparable injury. It is therefore agreed that Platinum (or its subsidiaries or affiliates) shall have the right to enjoin any such breach, without posting any bond, if permitted by a court of the applicable jurisdiction. You hereby waive the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive or other equitable relief shall not limit any other rights or remedies which Platinum (or its subsidiaries or affiliates) may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. You acknowledge and agree that the provisions of this Section 12 are reasonable and necessary for the successful operation of Platinum. In the event an arbitrator or a court of competent jurisdiction determines that you have breached your obligations in any material respect under this Section 12, Platinum, in addition to pursuing all available remedies under this Letter Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to you under this Letter Agreement. If any provision of this Section 12 is determined by a court of competent jurisdiction or an arbitrator to be not enforceable in the manner set forth in this Letter Agreement, you and Platinum agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 12 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Letter Agreement (or any portion thereof).

(ii)	You (A) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, City and County of New York, for the purpose of Section 12(d)(i)

hereof, and (B) hereby waive to the extent not prohibited by applicable law, and agree not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that you are not subject personally to the jurisdiction of the above-named courts, that such courts are an inconvenient forum, that your property is exempt or immune from attachment or execution, that any such proceeding brought in one of such courts is improper, or that this Letter Agreement or the subject matter hereof or thereof may not be enforced in or by such court. You hereby consent to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and agree that service of process by registered or certified mail, return receipt requested, is reasonably calculated to give actual notice.
13. Miscellaneous Provisions.
     (a) This Letter Agreement may not be amended or terminated without the prior written consent of you and Platinum.
     (b) This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.
     (c) This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.
     (d) Subject to Section 12(d) hereof, all disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in the state and federal courts sitting in the State of New York, City and County of New York pursuant to Section 12(d)(ii) hereof or in any other court having jurisdiction over such matters. Each party’s costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are, in whole, and not in part, the prevailing party in the award entered in such arbitration, in which case, all such costs and expenses shall be borne by Platinum.
     (e) All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

     If to you, to:
The address maintained in Platinum’s records.
     If to Platinum, to:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda

Attention:	Michael E. Lombardozzi, Esq.
Executive Vice President,
General Counsel and Secretary
In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.
     (f) This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.
     (g) This Letter Agreement supersedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.
     (h) By executing this Letter Agreement below, you acknowledge that this Letter Agreement, as an amendment and restatement of the Prior Agreement, supersedes the Prior Agreement and that you waive all rights under the Prior Agreement, in each case as of the Effective Date.

     This Letter Agreement is intended to be a binding obligation upon Platinum and yourself. If this Letter Agreement correctly reflects our understanding, please sign and return one copy for Platinum’s records.

Platinum Underwriters Holdings, Ltd.

By:	/s/ Steven H. Newman
Name: Steven H. Newman
Title: Chairman of the Board
The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/ Gregory E.A. Morrison
Gregory E.A. Morrison

Dated as of February 26, 2006

EXHIBIT A
FULL AND COMPLETE RELEASE
     I, Gregory E.A. Morrison, in consideration of the rights and benefits provided pursuant to the letter agreement dated February 26, 2006, which specifies the terms and conditions of my employment with Platinum Underwriters Holdings, Ltd. (the “Letter Agreement”), for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Platinum Underwriters Holdings, Ltd., its subsidiaries and affiliates (collectively, the “Companies”) and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of any applicable law prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including, without limitation, the Employment Act 2000 of Bermuda, Human Rights Act 1981 of Bermuda, whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Companies (collectively the “Released Claims”).
     I warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:
1.	This Release is in exchange for the rights and benefits provided pursuant to the Letter Agreement to which I would otherwise not be entitled;

2.	No rights or claims are released or waived that may arise after the date this Release is signed by me;

3.	I am hereby advised to consult with an attorney before signing this Release;

4.	I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.	I have 7 days following my signature of this Release to revoke the Release; and

6.	This Release shall not become effective or enforceable until the revocation period of 7 days has expired.
     If I choose to revoke this Release, I must do so by notifying the Companies in writing. This written notice of revocation must be faxed and mailed by first class mail within the 7 day revocation period and addressed as follows:

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Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08
Bermuda
Attention: General Counsel
Fax: 441-295-4605
With a copy to:
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Paul J. Wessel, Esq.
Fax: 212-259-6333
     This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
     In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Gregory E.A. Morrison

Dated: , 2006

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